EXHIBIT 99.2

SYN•X PHARMA INC.

To:

Re: Stock Option Plan

You have been designated as an eligible employee under the Plan, and assuming that you become a Participant in the Plan by signing this letter, the details of the Option which has been granted to you under the Plan are as follows:

(a) Date of Grant:

(b) Designated Amount:

(maximum number of Shares which you may purchase under the Option):

(c) Earliest Exercise Date:

(the earliest date on which the option may be exercised)

(d) Latest Exercise Date:

(the latest date on which the option may be exercised)

(e) Designated Percentage:

(f) Option Price:

(the price you must pay to acquire each Share upon exercise)

If you agree to participate in the Plan and comply with its terms and conditions, please sign one copy of this letter and return it to Eugene Bortoluzzi, Executive Vice-President and Chief Financial Officer.

SYN•X PHARMA INC.

per:

I have read the Syn•X Pharma Inc. Stock Option Plan and agree to comply with, and agree that my participation is subject in all respects to, its terms and conditions.

Date:

(signature)		(Month\Day\Year)